EXHIBIT 99.1

FORM OF

INSTRUCTIONS FOR USE OF

THE PROVIDENCE SERVICE CORPORATION SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,

OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by The Providence Service Corporation, a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated                          , 2014 (the “Prospectus”). Record Holders of Common Stock at 5:00 p.m., New York City time, on                          (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of 655,000 Shares of 5.5%/8.5% Series A Convertible Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”). The shares of Preferred Stock will be convertible into shares of Common Stock at a conversion price of $39.88 per share, subject to adjustment upon the occurrence of certain events. An aggregate of 655,000 shares of Preferred Stock are being offered by the Prospectus. Each Record Holder will receive                      Rights for each share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional Rights.

The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on                     , unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by Computershare Trust Company, N.A. (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

Each whole Right allows the holder thereof to purchase one share of Preferred Stock (the “Subscription Right”) at a cash price of $100.00 per share. Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 655,000 shares of Preferred Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive                      Rights pursuant to your Subscription Right, and you would have the right to purchase                      shares of Preferred Stock in the Rights Offering pursuant to your Subscription Right. See “The Rights Offering—Subscription Rights” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK DRAWN UPON A UNITED STATES OR CANADIAN BANK, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Subscription Right, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of shares of Preferred Stock being subscribed for by cashier’s or certified check drawn upon a United States or Canadian bank payable to Computershare Trust Company, N.A., as Subscription Agent. Please reference your Subscription Rights Certificate number on your check. Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check drawn upon a United States or Canadian bank. Personal checks will not be accepted.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Corporate Actions Voluntary Offer	Corporate Actions Voluntary Offer
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3011	Suite V
Canton, MA 02021

Telephone Number for Confirmation (Toll Free): (800) 546-5141

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent, Georgeson, Inc., at:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, brokers and shareholders please call toll-free: (877) 255-0134

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of shares of Preferred Stock subscribed for, or if no number of shares of Preferred Stock to be purchased is specified, then you will be deemed to have exercised the Subscription Right to purchase shares of Preferred Stock to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of shares of Preferred Stock for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Preferred Stock

Promptly after the closing of the Rights Offering and the valid exercise of Rights pursuant to the Subscription Right, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will deliver to each exercising Rights holder the number of shares of

Preferred Stock purchased pursuant to the Subscription Right to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate. See “The Rights Offering—Subscription Rights” in the Prospectus.

3.	Sale, Transfer, or Assignment of Rights

Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4.	Commissions, Fees, and Expenses

The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering. The Company has also agreed to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Rights Offering. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the Subscription Agent.

5.	Execution

a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6.	Method of Delivery to Subscription Agent

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City Time, on the Expiration Date.

7.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Subscription Right may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of shares of Preferred Stock thereby subscribed for pursuant to the Subscription Right by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Subscription Right. See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification.”

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